ZIM


ZIM CORPORATION ANNOUNCES FISCAL YEAR 2005 FINANCIAL RESULTS

OTTAWA, CANADA - JUNE 21, 2005 - ZIM Corporation (OTCBB: ZIMCF), a leading mobile service provider, aggregator and application developer for the global SMS (Short Message Service) channel, today announced its results for the fiscal year ended March 31, 2005. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the year ended March 31, 2005 was $10,027,045, a significant increase from $2,107,099 for the ten months ended March 31, 2004. ZIM's revenue growth this year is predominantly a result of providing messaging services to mobile content providers, including premium and bulk SMS.

Highlights for the year include:

     o Building an international network for global premium SMS connectivity. ZIM had four mobile operator premium SMS billing connections in February 2004 and grew to 46 mobile operator premium SMS billing connections by March 2005.

     o Implementation of a 24/7/365 technical support service team for customers.

     o Enhancing the infrastructure technology for delivery of premium and bulk SMS services.

Net loss for the year ended March 31, 2005 was $3,964,107, or a basic and diluted loss per share of $0.07. The net loss for the ten months ended March 31, 2004 was $1,672,597, or a basic and diluted loss per share of $0.04. Included in the net loss for the year ended March 31, 2005 are non-cash amounts of $1,199,453 relating to the impairment of the technology and the customer list purchased in the EPL acquisition. Due to changes in the technology being used for ZIM's aggregator services and the development of new strategic partnerships, management does not expect future value from these assets and as a result an impairment was recorded. In addition, there has been an impairment of $530,270 in the goodwill relating to our Brazilian operations.

"I am very pleased that ZIM delivered a strong year," said Dr. Michael Cowpland, President and CEO of ZIM. "We are seeing success from our aggregator services."

ZIM's balance sheet remained relatively stable with cash of $737,888 at March 31, 2005 as compared to $870,520 at March 31, 2004. During the fiscal year ended March 31, 2005, ZIM raised $1,621,236 through financing activities, including private placements and share option exercises. During the ten months ended March 31, 2004, ZIM raised $2,423,332 through financing activities.

ABOUT ZIM

ZIM is a leading mobile service provider, aggregator and application developer for the global SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Chat, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the success of ZIM's aggregation services. All forward-looking statements made in this press release relating to expectations about future events or results are made as of, and are based upon information available to ZIM as of, the date hereof. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those described or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM's limited operating history, ZIM's history of operating losses and expected future operating losses, ZIM's ability to obtain additional financing when needed, ZIM's ability to continue as a going concern, ZIM's reliance on wireless carriers to market and use its applications and services, possible fee increases by third party service providers, the potential loss of services of Dr. Michael Cowpland and other key personnel, rapid developments in technology, including developments by competitors, possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's ability to maintain current reporting under the Securities Exchange Act of 1934, and ZIM's ability to protect its intellectual property rights. Please refer to ZIM's filings with the SEC for additional information regarding risks and uncertainties. Copies of these filings are available through the SEC's website at www.sec.gov. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law.

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For more information:

Jennifer North
Chief Financial Officer
ZIM Corporation

Phone: 1 613.727.1397 ext. 121
E-mail: jnorth@zim.biz